Exhibit 99.(j).1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the references to our firm in the Registration Statement on Form N-1A of the RevenueShares ETF Trust, and to the use of our report dated August 28, 2013 on the financial statements and financial highlights of the RevenueShares Large Cap Fund, the RevenueShares Mid Cap Fund, the RevenueShares Small Cap Fund, the RevenueShares Financials Sector Fund, the RevenueShares ADR Fund, and the RevenueShares Navellier Overall A-100 Fund, each a series of shares of the RevenueShares ETF Trust. Such financial statements and financial highlights appear in the June 30, 2103 Annual Report to Shareholders that is incorporated by reference into the Statement of Additional Information.

BBD, LLP

Philadelphia, Pennsylvania

October 25, 2013